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As filed with the Securities and Exchange Commission on April 4, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TETRA TECH, INC.
(Exact name of registrant as specified in its charter)

Delaware	95-4148514
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

670 North Rosemead Boulevard
Pasadena, California 91107
(626) 351-4664
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

LI-SAN HWANG
Chief Executive Officer
Tetra Tech, Inc.
670 North Rosemead Boulevard
Pasadena, California 91107
(626) 351-4664
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
JANIS B. SALIN
Vice President and General Counsel
Tetra Tech, Inc.
670 North Rosemead Boulevard
Pasadena, California 91107

Approximate date of commencement of proposed date to the public:
As soon as practicable after this Registration Statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)

Common Stock, $.01 par value	392,126 shares	$14.05	$5,509,370	$507

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

        The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

PROSPECTUS	SUBJECT TO COMPLETION Dated April 4, 2002

TETRA TECH, INC.
392,126 Shares of Common Stock

        The stockholders of Tetra Tech, Inc. listed herein are offering and selling 392,126 shares of Common Stock of Tetra Tech, Inc. under this prospectus.

Investing in Tetra Tech, Inc. Common Stock involves risks.
See Risk Factors beginning on page 2.

        The selling stockholders obtained their shares of Common Stock on March 25, 2002 in connection with Tetra Tech, Inc.'s acquisition of Thomas Associates Architects, Engineers, Landscape Architects P.C. as of March 25, 2002. Some or all of the selling stockholders expect to sell their shares.

        The selling stockholders may offer their shares of Common Stock through public or private transactions, on or off the Nasdaq National Market, at prevailing market prices, or at privately negotiated prices.

        Tetra Tech, Inc. Common Stock is traded on the Nasdaq National Market under the symbol "TTEK." On April 1, 2002 the closing price of the Common Stock on the Nasdaq National Market was $14.05 per share.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is April    , 2002

THE COMPANY

        Tetra Tech, Inc. is a leading provider of specialized management consulting and technical services in three principal business areas: resource management, infrastructure and communications. As a specialized management consultant, we assist our clients in defining problems and developing innovative and cost-effective solutions. Our management consulting services are complemented by our technical services. These technical services, which implement solutions, include research and development, applied science, engineering and architectural design, construction management, and operations and maintenance. Our clients include a diverse base of public and private organizations located in the United States and internationally.

        Since our initial public offering in December 1991, we have increased the size and scope of our business and have expanded our service offerings through a series of strategic acquisitions and internal growth. As of the end of our last fiscal year, we had more than 7,400 employees worldwide, primarily located in North America in more than 300 locations. In addition, we have established a presence in Asia, South America and Europe.

        Our principal executive offices are located at 670 North Rosemead Boulevard, Pasadena, California 91107, and our telephone number is (626) 351-4664. Our website is located at www.tetratech.com. Information contained in our website is not a part of this prospectus.

USE OF PROCEEDS

        The selling stockholders are offering all of the shares of Common Stock covered by this prospectus. We will not receive any proceeds from the sales of these shares.

RISK FACTORS

        An investment in the shares of Common Stock offered by this prospectus involves a high degree of risk. You should carefully review the following risk factors as well as the other information set forth in this prospectus before making an investment.

        Some of the information in this prospectus or incorporated by reference in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue" or similar words. You should read statements that contain these words carefully because they: (1) discuss our future expectations; (2) contain projections of our future operating results or of our future financial condition; or (3) state other "forward-looking" information. We believe it is important to communicate our expectations to our investors. There may be events in the future, however, that we are not accurately able to predict or over which we have no control. The risk factors listed in this section, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. You should take these factors into account when evaluating past periods and, because of the potential variability resulting from these factors, you should not rely upon results of past periods as an indication of our future performance. In addition, we may from time to time provide estimates of our future performance. Estimates are inherently uncertain and actual results are likely to deviate, perhaps substantially, from our estimates as a result of the many risks and uncertainties in our business, including, but not limited to, those described in these risk factors. We undertake no duty to update estimates, if given. Before you invest in our Common Stock, you should be aware that the occurrence of any of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, financial condition and operating results and that upon the occurrence of any of these events, the trading price of our Common Stock could decline and you could lose all or part of your investment.

There are risks associated with our acquisition strategy that could adversely impact our business and operating results

        A significant part of our growth strategy is to acquire other companies that complement our lines of business or that broaden our geographic presence. During fiscal 2001, we purchased 11 companies in ten separate transactions. During the six months ended March 31, 2002, we purchased three companies in two transactions. We expect to continue to acquire companies as an element of our growth strategy. Acquisitions involve certain risks that could cause our actual growth or operating results to differ from our expectations or the expectations of security analysts. For example:

  •
  We may not be able to identify suitable acquisition candidates or to acquire additional companies on favorable terms;

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  We compete with others to acquire companies which may result in decreased availability or increased price for suitable acquisition candidates;

  •
  We may not be able to obtain the necessary financing, on favorable terms or at all, to finance any of our potential acquisitions;

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  We may ultimately fail to consummate an acquisition even if we announce that we plan to acquire a company;

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  We may not be able to retain key employees of an acquired company which could negatively impact these companies' future performance;

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  We may fail to successfully integrate or manage these acquired companies due to differences in business backgrounds or corporate cultures;

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  These acquired companies may not perform as we expect;

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  We may find it difficult to provide a consistent quality of service across our geographically diverse operations; and

  •
  If we fail to successfully integrate any acquired company, our reputation could be damaged. This could make it more difficult to market our services or to acquire additional companies in the future.

In addition, our acquisition strategy may divert management's attention away from our primary service offerings, result in the loss of key clients or personnel and expose us to unanticipated liabilities.

        Finally, acquired companies that derive a significant portion of their revenues from the Federal government and that do not follow the same cost accounting policies and billing procedures as we do may be subject to larger cost disallowances for greater periods than we typically encounter. If we fail to determine the existence of unallowable costs and establish appropriate reserves in advance of an acquisition we may be exposed to material unanticipated liabilities, which could have a material adverse effect on our business.

Our quarterly operating results may fluctuate significantly, which could have a negative effect on the price of our Common Stock

        Our quarterly revenues, expenses and operating results may fluctuate significantly because of a number of factors, including:

  •
  The seasonality of the spending cycle of our public sector clients, notably the Federal government and the spending patterns of our private sector clients;

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  Employee hiring and utilization rates;

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  The number and significance of client engagements commenced and completed during a quarter;

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  Credit worthiness and solvency of clients;

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  Delays incurred in connection with an engagement;

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  The ability of clients to terminate engagements without penalties;

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  The size and scope of engagements;

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  The timing of expenses incurred for corporate initiatives;

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  Reductions in the prices of services offered by our competitors;

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  The timing and size of the return on investment capital; and

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  General economic and political conditions.

Variations in any of these factors could cause significant fluctuations in our operating results from quarter to quarter and could result in net losses.

The value of our Common Stock could continue to be volatile

        The trading price of our common stock has fluctuated widely. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. The overall market and the price of our common stock may continue to fluctuate greatly. The trading price of our common stock may be significantly affected by various factors, including:

  •
  Quarter to quarter variations in our operating results;

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  Changes in investors' and analysts' perception of the business risks and conditions of our business;

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  Investors' and analysts' assessment of third party reports or conclusions;

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  Changes in environmental legislation;

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  Broader market fluctuations; and

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  General economic or political conditions.

Downturns in the financial markets could negatively impact the capital spending of our clients and adversely affect our revenue and operating results

        Recent downturns in the capital markets have impacted the spending patterns of our clients. For example, as a result of the slowdown in telecommunications infrastructure spending, we have experienced both contract delays and cancellations in our communications business area. In addition, certain of our existing and potential clients have either postponed entering into new contracts or requested price concessions. The difficult financing and economic conditions are also causing some of our clients to delay payments for services we perform, thereby increasing the average number of days our receivables are outstanding. Further, these conditions may result in the inability of some of our clients to pay us for services that we have already performed. If we are not able to reduce our costs quickly enough to respond to the revenue decline from these clients, our operating results may be adversely affected. Accordingly, it is difficult at this time to forecast with any accuracy our future revenue and earnings from the communications business area, as well as from other business areas that may be adversely impacted by market downturns.

If we are not able to successfully manage our growth strategy, our business and results of operations may be adversely affected

        We are growing rapidly. Our growth presents numerous managerial, administrative, operational and other challenges. Our ability to manage the growth of our operations will require us to continue to improve our operational, financial and human resource management information systems and our other internal systems and controls. In addition, our growth will increase our need to attract, develop, motivate and retain both our management and professional employees. The inability of our management to manage our growth effectively or the inability of our employees to achieve anticipated performance or utilization levels, could have a material adverse effect on our business.

Our revenue from commercial clients is significant, and the credit risks associated with certain of these clients could adversely affect our operating results

        During the three months ended December 30, 2001, approximately 52.9% of our net revenue was derived from commercial clients. We rely upon the financial stability and credit worthiness of these clients. To the extent the credit quality of these clients deteriorates or these clients seek bankruptcy protection, our ability to collect our receivables, and ultimately our operating results, may be adversely affected.

        On July 2, 2001, our client, Metricom, Inc. ("Metricom"), filed for protection under Chapter 11 of the U.S. Bankruptcy Code. At the time of filing, we had outstanding accounts receivable with Metricom in the aggregate amount of $38.3 million. In the third quarter of fiscal 2001 we took a charge in that amount to provide a reserve for the Metricom receivable.

The consolidation of our client base could adversely impact our business

        Recently, there has been significant consolidation within our current and potential commercial client base, particularly in the telecommunications industry. Future consolidation activity could have the effect of reducing the number of our current or potential clients, and lead to an increase in the bargaining power of our remaining clients. This potential increase in bargaining power could create greater competitive pressures and effectively limit the rates we charge for our services. As a result, our revenue and margins could be adversely affected.

The loss of key personnel or our inability to attract and retain qualified personnel could significantly disrupt our business

        We depend upon the efforts and skills of our executive officers, senior managers and consultants. With limited exceptions, we do not have employment agreements with any of these individuals. The loss of the services of any of these key personnel could adversely affect our business. Although we have obtained non-compete agreements from certain principals and stockholders of companies we have acquired, we generally do not have non-compete or employment agreements with key employees who were not once equity holders of these companies. We do not maintain key-man life insurance policies on any of our executive officers or senior managers.

        Our future growth and success depends on our ability to attract and retain qualified scientists and engineers. The market for these professionals is competitive and we may not be able to attract and retain such professionals.

Changes in existing laws and regulations could reduce the demand for our services

        A significant amount of our resource management business is generated either directly or indirectly as a result of existing Federal and state governmental laws, regulations and programs. Any changes in these laws or regulations that reduce funding or affect the sponsorship of these programs could reduce the demand for our services and could have a material adverse effect on our business.

Our revenues from agencies of the Federal government are concentrated, and a reduction in spending by these agencies could adversely affect our business and operating results

        Agencies of the Federal government are among our most significant clients. During the three months ended December 30, 2001, approximately 26.2% of our net revenue was derived from Federal agencies, of which 11.6% was derived from the Department of Defense (DOD), 9.3% from the Environmental Protection Agency (EPA), 1.2% from the Department of Energy (DOE), and 4.1% from various other Federal government agencies. Some contracts with Federal government agencies require annual funding approval and may be terminated at their discretion. A reduction in spending by Federal government agencies could limit the continued funding of our existing contracts with them and could limit our ability to obtain additional contracts. These limitations, if significant, could have a material adverse effect on our business.

Our contracts with governmental agencies are subject to audit, which could result in the disallowance of certain costs

        Contracts with the Federal government and other governmental agencies are subject to audit. Most of these audits are conducted by the Defense Contract Audit Agency (DCAA), which reviews our overhead rates, operating systems and cost proposals. The DCAA may disallow costs if it determines that we accounted for these costs incorrectly or in a manner inconsistent with Cost Accounting Standards. A disallowance of costs by the DCAA, or other governmental auditors, could have a material adverse effect on our business.

Our business and operating results could be adversely affected by losses under fixed-price contracts or termination of contracts at the client's discretion

        We contract with Federal and state governments as well as with the commercial sector. These contracts are often subject to termination at the discretion of the client with or without cause. Additionally, we enter into various types of contracts with our clients, including fixed-price and fixed-unit price contracts. In the three months ended December 30, 2001, approximately 42.4% of our net revenue was derived from fixed-price contracts and fixed-unit price contracts. Fixed-price contracts protect clients and expose us to a number of risks. These risks include underestimation of costs, problems with new technologies, unforeseen costs or difficulties, delays beyond our control and economic and other changes that may occur during the contract period. Losses under fixed-price contracts or termination of contracts at the discretion of the client could have a material adverse effect on our business.

Our inability to find qualified subcontractors could adversely affect the quality of our service and our ability to perform under certain contracts

        Under some of our contracts, we depend on the efforts and skills of subcontractors for the performance of certain tasks. Reliance on subcontractors varies from project to project. During the three months ended December 30, 2001, subcontractor costs comprised 26.9% of our gross revenue. The absence of qualified subcontractors with whom we have a satisfactory relationship could adversely affect the quality of our service and our ability to perform under some of our contracts.

Our industry is highly competitive and we may be unable to compete effectively

        We provide specialized management consulting and technical services to a broad range of public and private sector clients. The market for our services is highly competitive and we compete with many other firms. These firms range from small regional firms to large national firms which have greater financial and marketing resources than ours.

        We focus primarily on the resource management, infrastructure and communications business areas. We provide services to our clients which include Federal, state and local agencies, and organizations in the private sector.

        We compete for projects and engagements with a number of competitors which can vary from one to 100 firms. Historically, clients have chosen among competing firms based on the quality and timeliness of the firm's service. We believe, however, that price has become an increasingly important factor. If competitive pressures, particularly in our communications business segment, force us to make price concessions or otherwise reduce prices for our services, then our revenue and margins will decline and our results of operations would be harmed.

        We believe that our principal competitors include, in alphabetical order, Black & Veatch LLP; Brown & Caldwell; Camp Dresser & McKee Inc.; Crown Castle International; CH2M Hill Companies Ltd.; Earth Tech, Inc.; IT Group Inc.; Mastec, Inc.; Montgomery Watson Harza; o2wireless Solutions, Inc.; Quanta Services; Roy F. Weston, Inc.; Science Applications International Corporation; URS Corporation; and Wireless Facilities, Inc.

Our services expose us to significant risks of liability and our insurance policies may not provide adequate coverage

        Our services involve significant risks of professional and other liabilities which may substantially exceed the fees we derive from our services. Our business activities could expose us to potential liability under various environmental laws such as the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA). In addition, we sometimes contractually assume liability under indemnification agreements. We cannot predict the magnitude of such potential liabilities.

        We currently maintain comprehensive general liability, umbrella professional and pollution liability insurance policies. We believe that our insurance policies are adequate for our business operations. The professional and pollution liability policies are "claims made" policies. Thus, only claims made during the term of the policy are covered. Should we terminate our professional and pollution liability policies and not obtain retroactive coverage, we would be uninsured for claims made after termination even if these claims are based on events or acts that occurred during the term of the policy. Additionally, our insurance policies may not protect us against potential liability due to various exclusions and retentions. In addition, if we expand into new markets, there can be no assurance that we will be able to obtain insurance coverage for such activities or, if insurance is obtained, the dollar amount of any liabilities incurred could exceed our insurance coverage limits. Partially or completely uninsured claims, if successful and of significant magnitude, could have a material adverse affect on our business.

We may be precluded from providing certain services due to conflict of interest issues

        Many of our clients are concerned about potential or actual conflicts of interest in retaining management consultants. Federal government agencies have formal policies against continuing or awarding contracts that would create actual or potential conflicts of interest with other activities of a contractor. These policies, among other things, may prevent us from bidding for or performing contracts resulting from or relating to certain work we have performed for the government. In addition, services performed for a private client may create a conflict of interest that precludes or limits our ability to obtain work from other public or private organizations. We have, on occasion, declined to bid on projects because of these conflicts of interest issues.

Our international operations expose us to risks such as foreign currency fluctuations

        During the three months ended December 30, 2001, approximately 2.0% of our net revenue was derived from the international marketplace. Some contracts with our international clients are denominated in foreign currencies. As such, these contracts contain inherent risks including foreign currency exchange risk and the risk associated with expatriating funds from foreign countries. If our international revenue increases, our exposure to foreign currency fluctuations will also increase. We periodically enter into forward exchange contracts to address certain foreign currency fluctuations.

SELLING STOCKHOLDERS

        We acquired Thomas Associates Architects, Engineers, Landscape Architects P.C., a New York professional service corporation ("TAA"), pursuant to the terms of a securities purchase and merger agreement dated March 25, 2002 among Tetra Tech, The Thomas Group Acquisition Corporation, a Delaware corporation and our wholly-owned subsidiary ("TGI"), Tetra Tech Engineers, Architect & Landscape Architect, P.C., a New York professional service corporation, Tetra Tech Engineers, Architects and Landscape Architects, P.C., a New Jersey professional service corporation, TAA, Thomas Associates Architects + Engineers P.C., a New Jersey professional service corporation ("TANJ"), the shareholders of TANJ, the shareholders of America's Schoolhouse Consulting Services, Inc., a New York corporation, David Lines and William G. Hayes. In connection with the TAA acquisition, we issued to the selling stockholders an aggregate of 392,126 shares of our Common Stock.

        Under a Registration Rights Agreement dated as of March 25, 2002, we agreed to register the shares of Common Stock issued to the former TAA shareholders and to keep the registration statement effective until the date on which all selling stockholders may sell their shares of Common Stock under Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), without any volume limitation. Our registration of the shares of Common Stock does not necessarily mean that the selling stockholders will sell all or any of the shares.

        The shares listed below represent all of the shares of Common Stock that each selling stockholder received in the TAA acquisition. Except as otherwise noted, we know of no agreements among our stockholders which relate to voting or investment power over our Common Stock. Except as otherwise noted, the address of each selling stockholders is c/o The Thomas Group, 215 The Commons, Ithaca, New York 14850.

Names	Shares Beneficially Owned Prior to Offering	%(*)	Number of Shares Offered
James Loveall.	48,897	*	48,897
Michael Schwartz	48,897	*	48,897
David Kuckuk	48,897	*	48,897
William Wisbauer	48,897	*	48,897
David Elwyn	48,897	*	48,897
S. Scott Hughes	48,897	*	48,897
Geofrey Wetzler	9,155	*	9,155
Thomas Townes	9,155	*	9,155
Cynthia Nicholson	9,155	*	9,155
Anthony Glaser	9,155	*	9,155
Daniel Balto	9,155	*	9,155
David Lines	43,814	*	43,814
William Hayes	9,155	*	9,155

*
Represents less than 1% of the outstanding shares of Common Stock.

        The selling stockholders listed above are employees of TGI. No selling stockholder has had any material relationship with us, or any of our predecessors or affiliates, other than as an employee. Because the selling stockholders may sell all or part of their shares of Common Stock offered hereby, no estimate can be given as to the number of shares of Common Stock that will be held by any selling stockholder upon termination of any offering made hereby.

PLAN OF DISTRIBUTION

        We are registering the shares of Common Stock on behalf of the selling stockholders. As used herein, "selling stockholders" includes donees and pledgees selling shares received from a named selling stockholder after the date of this Prospectus. This Prospectus may also be used by transferees of the selling stockholders or by other persons acquiring shares, including brokers who borrow the shares to settle short sales of shares of Common Stock. We will bear all costs, expenses and fees in connection with the registration of the shares offered hereby. The selling stockholders will bear brokerage commissions and any similar selling expenses associated with the sale of shares.

        The selling stockholders may offer their shares of Common Stock at various times in one or more of the following transactions:

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  on the Nasdaq National Market;

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  in the over-the-counter market;

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  in transactions other than on the Nasdaq National Market or in the over-the-counter market;

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  in connection with short sales of the shares of Common Stock;

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  by pledge to secure debts and other obligations;

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  in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

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  in any combination of any of the above transactions.

        In connection with hedging transactions, broker-dealers or other financial institutions may engage in short sales of the Common Stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealer or other financial institution of the shares offered hereby, which shares may be resold pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The selling stockholders may use broker-dealers to sell their shares. If this happens, broker-dealers will either receive discounts or commissions from purchasers of shares for whom they acted as agents.

        The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

        The selling stockholders and any broker-dealers that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify each selling stockholder against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

        Because the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), may apply to their sales in the market.

        The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

        Upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this Prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, and (v) other facts material to the transaction. In addition, upon being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this Prospectus.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (SEC). You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's Website at "http: //www.sec.gov."

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

  1.
  Annual Report on Form 10-K for the fiscal year ended September 30, 2001, as filed with the SEC on December 31, 2001;

  2.
  Quarterly Report on Form 10-Q for the fiscal quarter ended December 30, 2001, as filed with the SEC on February 13, 2002;

  3.
  Current Reports on Form 8-K related to the press releases dated January 16, 2002 and March 14, 2002, as filed with the SEC on January 17, 2002 and March 15, 2002, respectively.

  4.
  Definitive Proxy Statement for the 2002 Annual Meeting of Stockholders, as filed with the SEC on December 31, 2001; and

  5.
  The description of the Common Stock set forth in the Registration Statement on Form 8-A dated November 13, 1991, including any amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning as follows:

Tetra Tech, Inc. Attention: Investor Relations 670 North Rosemead Boulevard Pasadena, California 91107 (626) 351-4664

        This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

LEGAL MATTERS

        The validity of the Common Stock offered hereby will be passed on for us by Janis B. Salin, Esq., our Vice President and General Counsel. As of this date, Ms. Salin beneficially owns shares of Common Stock and holds options to purchase additional shares of Common Stock.

EXPERTS

        The financial statements and the related financial statement schedule incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended September 30, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The following is a statement of estimated expenses to be paid by the Registrant in connection with the issuance and distribution of the securities being registered.

SEC registration fee	$507
Accountants' fees	3,000
Blue Sky qualification fees and expenses	1,000
Transfer Agent fees	1,000
Miscellaneous	1,000

Total	$6,507

        All of the above amounts, except for the SEC registration fee, have been estimates.

Item 15. Indemnification of Directors and Officers

        Section 145 of the Delaware Corporation Law provides that a Delaware corporation may indemnify any person against expenses, judgments, fines and settlements actually and reasonably incurred by any such person in connection with a threatened, pending or completed action, suit or proceeding in which he is involved by reason of the fact that he is or was director, officer, employee or agent of such corporation, provided that (i) he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. If the action or suit is by or in the name of the corporation, the corporation may indemnify any such person against expense actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit is brought determines upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense as the court deems proper.

        The Company's By-Laws provides for indemnification of persons to the fullest extent permitted by the Delaware Corporation Law.

        In accordance with the Delaware Corporation Law, the Company's Certificate of Incorporation, as amended, limits the personal liability of its directors for violations of their fiduciary duty. The Certificate of Incorporation eliminates each director's liability to the Company or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the section of the Delaware law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived any improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence. This provision will not, however, limit in any way the liability of directors for violations of the Federal securities laws.

        In addition, the Company maintains directors' and officers' liability insurance policies.

Item 16. Exhibits.

Exhibit Number	Description
5	Opinion of Janis B. Salin, Esq., Vice President and General Counsel of the Company.
23.1	Consent of Deloitte & Touche LLP.
23.3	Consent of Counsel (included in Exhibit 5).
24	Powers of Attorney with respect to the Company (included on page II-4).

Item 17. Undertakings.

        The undersigned registrant hereby undertakes:

        (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)  That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Pasadena, State of California on the 4th day of April, 2002.

TETRA TECH, INC.

By:	/s/ LI-SAN HWANG Li-San Hwang Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Li-San Hwang and James M. Jaska, and each of them his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, including any post-effective amendments as well as any related registration statement (or amendment thereto) filed in reliance upon Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ LI-SAN HWANG Li-San Hwang	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	April 4, 2002
/s/ JAMES M. JASKA James M. Jaska	President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	April 4, 2002
/s/ J. CHRISTOPHER LEWIS J. Christopher Lewis	Director	April 3, 2002
/s/ PATRICK C. HADEN Patrick C. Haden	Director	April 2, 2002
/s/ JAMES J. SHELTON James J. Shelton	Director	April 3, 2002
/s/ DANIEL A. WHALEN Daniel A. Whalen	Director	April 2, 2002

QuickLinks

FORM S–3
THE COMPANY
USE OF PROCEEDS
RISK FACTORS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
WHERE YOU CAN FIND MORE INFORMATION
LEGAL MATTERS
EXPERTS
PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution.
  Item 15. Indemnification of Directors and Officers
  Item 16. Exhibits.
  Item 17. Undertakings.
SIGNATURES
POWER OF ATTORNEY